Exhibit 99.1

Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
Company▲	Ticker▲	Event Type▲	Date▲
■ MANAGEMENT DISCUSSION SECTION
Operator: Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Veraz Networks Second Quarter 2007 Earnings Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. [Operator Instructions]. This conference is being recorded today, August 6th, 2007.
I would now like to turn the conference over to Cynthia Hiponia, with Veraz Networks’ Investor Relations. Please go ahead, ma’am.
Cynthia Hiponia, Director, The Blueshirt Group
Thanks, Joshua. Good afternoon and thank you for joining us on today’s conference call to discuss Veraz Networks second quarter results and financial outlook for the full year 2007. This call is also being broadcast live over the web and can be accessed in the Investor Relations section of the Veraz website at www.veraznetworks.com for 30 days.
With me on today’s call are Doug Sabella, Veraz’ President and Chief Executive Officer, and Al Wood, Veraz’ Chief Financial Officer.
At 4:05 p.m. Eastern Time, Veraz issued a press release with the results for its second quarter ended June 30th, 2007 on Business Wire. The text of this release is available on our website at www.veraznetworks.com.
We would like to remind you that during the course of this conference call, Veraz management may make forward-looking statements, including financial projections, statements as to the plans and objectives of management for future operations and statements as to the company’s future economic performance, financial conditions or results of operations. These forward-looking statements are not based on historical facts, but rather are based on Veraz’ current expectations and beliefs and are based on information currently available to us. Words such as may, will, expects, intends, plans, believe, targets, estimates and variations of these words are intended to identify forward-looking statements. By discussing our current perception of the market and making these forward-looking statements, we are not undertaking an obligation to provide updates in the future.
Veraz actual results may differ materially from those projected in these forward-looking statements, and no one should assume at a later date that these comments from today are still valid. Please refer to the Veraz’ most recent SEC filings for a more detailed discussion of these and other risk factors. Any future product feature or related specification that may be referenced in today’s call are for informational purposes only and are not commitments to deliver any technology or enhancement. Veraz reserves the right to modify future product plans at any time.
I would now like to turn the call over to Veraz President and CEO, Doug Sabella.
Douglas A. Sabella, Chief Executive Officer
Thanks, Cynthia, and thanks to everyone for joining us today on our second quarter earnings call. Joining me on the call is our CFO, Al Wood.
This is an exciting moment for Veraz, as we report record revenue, record margins and record profitability. Within this context, I will begin the call by providing some highlights from the second

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
Company▲	Ticker▲	Event Type▲	Date▲
quarter. I will then turn the call over to Al for a detailed description of our financial results and outlook. We will then conclude the call with Q&A.
Our Q2 financial accomplishments are driven by the market that is increasingly recognizing the superior technology and solutions available from Veraz. Our competitive and technical advantages have allowed us to broaden our competitive — our customer base and grow our VoIP revenue at approximately three times the overall VoIP market growth rate of 30%.
We exited the June quarter with over 70 customers as compared to 68 at the end of 2006. One of the more significant customers that we added in Q2 was Golden Telecom, one of Russia’s leading telecom providers. Golden Telecom selected Veraz to build out the national network by deploying our NGN solutions. Also in Q2, we signed an initial contract with a Tier 1 service provider headquartered in Western Europe.
Additionally, our multimedia IMS platform continues to generate growing interest and momentum from some of the most innovative telecom companies in the world looking to introduce converters and next generation multimedia services. This growing interest and momentum is reflected by a standalone result we have seen in the second quarter, as well as in prior quarters.
New and existing customers are carefully examining the competitive offerings in the market and they are choosing the Veraz solutions. Notably, our standalone media gateway business continues to grow rapidly in all markets. Increased traffic and growth are driving wireless carriers to optimize their available bandwidth and they are increasingly looking to Veraz with its superior voice quality and optimization capabilities, as a solution of choice.
From a product and technology perspective, Veraz continued making a necessary investment to maintain and extend our technological advantages, while at the same time lowering our product costs and thus improving our margins. Over the past quarter we continued to enhance our gateway technological leadership with the newest release of our I-Gate 4000 PRO. The PRO is 80% more dense than its predecessor and enables 16,800 concurrent VoIP calls per chassis. Using the PRO, a wireless carrier can increase the capacity of its voice network by up to 12 times, while maintaining voice quality.
We also enhance our switching solutions with a latest release of our ControlSwitch Interconnect, which now includes a New Directory Services Element and Advanced QoS-based Routing Module and New Signaling Elements. This news release enabled application resources to be shared by multiple operators and also enable service provides to retire costly intelligent networking and signaling infrastructure.
Veraz also announced advances to our distributed switching solution that increases the deployment and management efficiency of multiple switching nodes. These advances are lot of large national and for a multinational networks to distribute there switching infrastructure into separate or multiple regional switching centers. This solution also provides independent intelligence at each node in the network along the preservation of communication in the events of regional isolation. Our unique architecture allows both centralized management and distributed intelligence.
Lastly, our IMS solutions extended its technological leadership position with the introduction of the ControlSwitch, USC. A modular IMS core and service platform, which brings a Service Oriented Architecture SOI, approach to service delivery. This speeds the adoption of innovative multimedia applications that can combine voice, messaging, web content and presence, without disruption to existing service delivery. Thus providing new revenue streams for service providers.
Our global market penetration strategy of targeting the regions that are rapidly migrating to sophisticated all IP network requirements continuous to be elevated by our growing number of IP customers as well as this macro economic trends that are driving globalization.

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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Emerging economies such as India, Russia, Brazil and much of Africa are joining the global economy and are continued focus on these markets is enabling us to grow faster then the overall market. The strength of the market momentum that has existed for the last 18 months continued into Q2 and we expect it to continue for the foreseeable future.
Our Q1 Analysts Call, I stated in a quote, complementing our growth is a continued focus on the operating discipline that will drive us to achieve our long-term operating margin goals. Our focus on efficiency and profitability is being accomplished without sacrificing quality or investments that require future growth, end quotes. This statement not only remains true but is endowed in our Q2 financial results with record IT product revenues, record gross margins and operating income.
As we have indicated previously, these results validate the operating leverage we had expected to see in our business models. Further, we are optimistic that this momentum and operating leverage will continue for the second-half of ‘07, and thus, we are reviving our fiscal guidance to reflect these progressing trends.
I would like to turn the call over to Al, so that he could provide insights into the financial performance of the Company and provide our updated guidance for fiscal year ‘07. Al?
Albert J. Wood, Chief Financial Officer
Thanks, Doug. For Q2 FY07, total revenues were $31.2 million, a 35% increase over Q2 FY06, and an increase of 13% as compared to Q1 FY07. Total year-to-date FY07 revenues were $58.6 million, an increase of 31% over year-to-date FY06. For both, Q2 and year-to-date, the increase in total revenues was due to the continued accelerated growth in revenues for our IT products and services, partly offset by the expected decline in revenues from our DCME legacy products.
We continue to grow and expand the already diverse customer base from which our revenues are generated. One customer, VimpelCom, is the largest mobile carrier serving the Russian market, accounted for 11% of our revenues during the quarter. VimpelCom was the only customer that represented more than 10% of our revenues. Our top ten customers accounted for 64% of our revenues, total revenues will vary at a quarterly basis due to various factors including seasonality like the sales cycles and the unpredictability of the legacy DCME product sales.
On a geographic basis, our Q2 FY07 revenues were 29% for North America and 71% international, as compared to Q2 FY06 revenues, which were 10% from North America and 90% international, and Q1 FY07 revenues, which were 17% from North America and 83% international.
For year-to-date FY07 revenues were 24% North America and 76% international, as compared to year-to-date FY06 revenues, which were 14% North America and 86% international. While the geographic mix of revenues will vary significantly on a quarterly basis depending on the timing of the completion of projects and other factors, we are pleased with the growth that we have seen in all regions.
IP product revenues, consisting of our media gateway and ControlSwitch family of products, were $21.4 million, which is the sixth consecutive quarter of record quarterly IP revenues for Veraz. IP product revenues increased 87%, as compared to Q2 FY06, and increased 21% sequentially as compared to Q1 FY07. On a year-to-date basis, FY07 IP product revenues were $39.0 million, an increase of 92% over the same period of FY06. We are pleased with yet another quarter of record IP product revenues, particularly in light of the substantial growth we have already seen in IP product revenues over the past few quarters. We continue to have strong revenue performance in all regions of the world, particularly in those regions that are rapidly migrating to sophisticated all-IP network deployments. Additionally due to our large and growing base of IP customers, we are now

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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seeing a growing portion of our revenues each quarter coming from expansion orders from our existing IP customers.
DCME product revenues for Q2 FY07 were $4.5 million and $9.6 million for year-to-date FY07, a 52% decrease as compared to Q2 FY06. A sequential decline of 12% as compared to Q1 FY07 and a 51% reduction when compared to year-to-date FY06, which is roughly in line with our expectations. At this late stage of the product life cycle of this legacy product, the rate of decline of the DCME product revenues will vary from quarter to quarter.
Service revenues were $5.3 million, an increase of 137% over Q2 FY06 and a 13% increase as compared to Q1 FY07. While year-to-date FY07 service revenues were $10.0 million, which represents 109% increase over year-to-date FY06.
As we continue to grow our installed base of IP customers, we are seeing growing momentum in our services revenues, in particular support and maintenance. We expect our services revenues to continue to steadily grow as we increase our installed base of IP customers.
Total gross margin was 62% as compared to 49% for Q2 FY06 and 56% for Q1 FY07. Year-to-date, FY07 gross margins were 59% as compared to 53% for year-to-date FY06. The market improvement in Q2 FY07 was due to a variety of factors including an improvement in the IP products margins resulting from an increased mix of revenues from expansions sales, i.e., sales consisting of IP customers that tend to have higher margins than initial sales, as well as the benefit of cost reductions resulting from engineering improvements and renegotiations of transport suppliers, both of which reduced our costs of goods sold.
Additionally, we had overall margin benefits of approximately 3% due to recognizing revenue on products sales, for which we had already expensed the cost and an adjustment to royalty cost on our DCME product revenues. As we have stated previously, the percentage of total gross margin as well as the IP product margin will vary due to the mix of revenues, as well as the characteristics of the specific deals recognized within the period.
IP products margins were 64% as compared to 52% for Q2 FY06 and 59% for Q1 FY07. Year-to-date FY07 IP product margins were 62% as compared to year-to-date FY06 margins, up 56%. DCME product margins were 74% as compared to 61% for Q2 FY06 and 59% for Q1 FY07. For year-to-date, FY07 DCME product margins were 66% as compared to 62% for year-to-date FY06.
Service margins were 42% as compared to a negative 20% for Q2 FY06 and 42% for Q1 FY07. For year-to-date, FY07 service margins were 42% as compared to 4% from year-to-date FY06. Going forward, we expect total gross margins to range between 55 and 60%, which is consistent with our targeted long-term operating model.
For Q2 FY07, operating expenses were $17.2 million, slightly lower than the 17.6 for Q2 FY06 and the 7% increase as compared to $16.1 million for Q1 FY07. For year-to-date Q2 FY07, operating expenses up $33.3 million or roughly flat as compared to year-to-date FY06, up $33.6 million. The increase in Q2 FY07 operating expenses was primarily due to increased sales and marketing expenses and the accrual of a quarterly bonus of 0.6 million, which was based on the company achieving quarterly operating profitability. Operating expenses as a percentage of revenue was 55% in Q2 ‘07 as compared to 76% in Q2 ‘06 and 58% in Q1 ‘07. For year-to-date, FY07 operating expenses as a percentage of revenues were 57% as compared to 75% for year-to-date FY06.
Going forward, we expect our quarterly operating expenses to increase due to expansion of our business. As we grow the company, we expect to continue to invest in R&D to increase G&A expenses due to the cost related to being a public company, and the natural increase in sales expense as we move towards the end of the sales competition year.

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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We intend to keep a tight control over operating expenses and we do not expect the growth in operating expenses to be commensurate with the growth in our revenues. We do expect our operating expenses to continue to gradually move closer to our targeted long-term operating model of approximately 35 to 45% of revenues. Operating profit was $2.1 million, which is the first quarterly operating profit in the history of the company and includes $0.6 million in stock compensation expense. This is a substantial improvement as compared to Q2 FY06 operating loss of $6.4 million including 0.2 million of stock compensation expense and the Q1 FY07 operating loss of 0.6 million including 0.5 million of stock compensation expense.
For year-to-date FY07, we had an operating profit of $1.5 million as compared to an operating loss of $9.9 million for year-to-date FY06. The Q2 operating profit was 7% of revenues and it is the fourth quarter of a — in a row of steady progress towards 17 to 20% operating profit in a long-term model.
Taxes were $0.3 million as compared to $0.4 million in Q1 FY07 and were primarily from Israel taxes on our DCME revenues. It should be noted that we have an approved enterprise status in Israel for the portion of Israel-related income attributable to IP products, both the media gateway and the ControlSwitch, which allows our Israel tax rate on the IP products to range between 0 and 15% for the next ten years.
Additionally, as of December 31, 2006, we had approximately $27 million in deferred tax assets, against which we have a full valuation allowance, resulting from a net operating loss carryovers and tax credits. For the remaining quarters of FY07, we expect our quarterly tax provision to be approximately the same as it was in Q2.
Net income was $2.1 million for Q2 as compared to $6.2 million net loss for the same quarter year. Year-to-date net income was $1 million as compared to a $9.7 million net loss for the same period last year.
In the second quarter of 2007, Veraz completed its Initial Public Offering, its IPO, of common stock, which raised a total of $54 million in gross proceeds. Upon closing of the IPO, the convertible preferred stock outstanding converted into shares of common stock. As stated in our prospectus, the beneficial conversion feature of some of the convertible preferred stock resulted in a one-time non-cash deemed dividend of $6 million, which reduced the second quarter of ‘07 — 2007 earnings per share available to common shareholders by approximately 15 cents per share.
To calculate earnings or loss per share, the non-cash deemed dividend is considered a reduction in net income available to common stockholders, thus resulting in a basic and diluted net loss allocable to common stockholders of 10 cents per share for the second quarter of 2007, as compared to a net loss allocable to common stockholders of 46 cents per share for the second quarter of last year, and a year-to-date net loss allocable to common stockholders of 19 cents per share, as compared to a net loss allocable to common stockholders of 73 cents per share for the same period of last year.
At the end of Q2 FY07, our head count including contractors was 483, as compared to 482 for Q2 FY06 and 485 for Q1 FY07. We expect to gradually grow our head count for the remainder of FY07 particularly in services due to strong momentum seen in the purchases of our IP products and the resulting needs for installation and support of our growing base of IP customers. In sales, as we continue to expand the depth and breadth of our sales team in both existing and new markets and in engineering, primarily by growing our workforce and lower cost jurisdictions.
Capital expenditures in Q2 FY07 were $0.6 million as compared to $1 million for Q2 FY06 and $0.3 million for Q1 FY07. Capital expenditures for year-to-date FY07 were $0.9 million as compared to $2.4 million in year-to-date FY06. Going forward, we expect the capital expenditures will gradually grow as we increase our employee head count and our customer base.

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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Turning to the balance sheet. Our cash and short-term investments were $65.4 million as compared to $23.7 million as of Q4 FY06. For Q2 FY07, we had negative cash flow from operations of $1.7 million and a positive cash flow of $46.4 million from financing and investing activities primarily due to our IPO.
We believe that over the long term, our operating cash flow will approximate our operating income. However, on a quarterly basis, as we have seen in the past, we expect that there will continue to be significant variances between the operating cash flow and operating income. As stated in our previous quarterly earnings teleconference, we intend to provide financial guidance on an annual basis and to update our annual guidance as appropriate on a quarterly basis.
The guidance and all of our comments is based on the current indications for our business, which can change at any time. We undertake no obligation to update our comments or guidance. As outlined in our press release issued today, for the second half of 2007, we expect to see a continuation of the momentum we have seen in 2006 and the first half of 2007. Accordingly, we are raising our guidance for the full year of 2007 to revenues of approximately 123 million to 126 million and net income of approximately 3 million to 6 million.
We look forward to updating you with reports on our progress in future calls. I will now turn this back to Doug for his comments.
Douglas A. Sabella, Chief Executive Officer
Thanks, Al. To summarize, we are very proud to report an exceptional June quarter for Veraz Networks. The achievement of operating profitability is a significant milestone for our Company and we believe it validates both our business models and our technological advantages versus the competition. We are pleased with the momentum we saw in the global market exiting Q2, and we will continue to focus on operating discipline without sacrificing quality or investments in our future products in Veraz.
With that, I’ll open the — open it up for questions. Operator?

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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■ QUESTION AND ANSWER SECTION
Operator: Thank you. Ladies and gentlemen, we will now begin the question-and-answer session. [Operator Instructions] Our first question is from the line of Paul Silverstein with Credit Suisse. Please go ahead.
<Q — Paul Silverstein>: Hi, good evening. I’ve got a couple of quick questions, if I might. First off, on DCME, Doug, I think last quarter, there was one — you had some concentration there. This quarter, is it still largely one customer or is it spread out?
<A — Douglas Sabella>: It was actually spread out. So, the customer MTT, that was a large customer, a 10% customer last quarter, did not buy a lot this quarter.
<Q — Paul Silverstein>: Okay. Secondly, about IP — new IP build-outs versus expansion, do you have the numbers where you could quantify for us what percentage came from expansion from existing customers, how much from new?
<A — Albert Wood>: No, we don’t break that out, Paul. And the reason being is that, as we transition with DCME customers, sometimes is that a new customer is at — is that new customer is for IP purposes but not DCME, and also we can start out with small business, we just don’t break it out other than we’re seeing a general trend of getting as you would expect as we get an IP customer base growing more and more of our revenues is coming from expansion sales.
<A — Douglas Sabella>: It’s kind of a — it’s a double whammy here Paul, just if I may add to Al’s comments. We’re seeing a new customer that I indicated we grew from 58 to 70 customers so far this year. So we’re seeing new customer growth and some really interesting customers come onboard. On the same token because the platform is working well and the markets are expanding where we are, we’re seeing a lot of growth to the existing customers also. The only other thing I would add is that, I think last time in Q1 we gave some statistics on wireless versus wireline, port shipments etcetera. This quarter, to give you kind of an indication how our customers are evolving etcetera, 70% of the ports we shipped in Q2 where actually to wireless customers.
<Q — Paul Silverstein>: So, if you price from memory, how does that compares to Q1?
<A — Douglas Sabella>: I am sorry. Say that again.
<Q — Paul Silverstein>: How does that compare to Q1?
<A — Douglas Sabella>: 50%.
<Q — Paul Silverstein>: 50% on Q1? Okay, just a couple of other quick ones, if I might. On this point you’d referenced that you have benefit expansion, you had higher gross margin relative to new customers, is there any reason why expansion as a percentage versus new would reverse, should we expect the benefit you’re seeing on gross margins to continue?
<A — Douglas Sabella>: I think, it’s a — and then Al can follow up, I think it’s a fair point. And we expect additional expansions and you naturally would see higher margins on those expansions. But, as we also get the mix — the mix obviously continues to change. We’re obviously excited about the 63% margin we had. We think the practical realistic range is 55 to 60% range that we expect over the long-term. Al?
<A — Albert Wood>: Right. So, Paul, to answer your question in, is this sustainable and do we expect it to reverse it all, as far as, the margin we are seeing? Can we expect to be long-term 55 to 60%? As far as, getting a larger percentage of revenues from initial customers with lower margin as compared to expansion customers, well, that could happen on any given quarter, given

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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sometimes very large customers that we might have. And generally, expansion sales are going to be a larger and large percentage and we just expect that to continue as we grow more and more of our IP installed base.
Finally, just one thing that I did say in the script and it does bear repeating, there is always going to be margin pressure due to eventual declining ASPs. We are not finding that’s the way ASP’s declining at all, but we — nevertheless, we are taking that into account and looking forward. What we are anticipating though is that we are — and we’ve already seen this in this Q2, is that we already made some engineering changes, which helped reduce our cost of goods sold for our products. So, that’s helped our margins. And in addition as we do from time to time, we’ve gone back to our vendors and pushed them very hard on better terms. So, that that also has a positive effect on our margins.
<A — Douglas Sabella>: And the improvements that I was referring to in terms of product costs, in terms of architecture etcetera, actually just began to kick-in in part of Q2. So, we’ll actually see greater benefit in Q3 and Q4, than we had in Q2.
<Q — Paul Silverstein>: So, if I may, if can play devil’s advocate, Doug, Al, I heard you guys in terms of the long-term message of gross margins going back to 55 to 60. But, Doug, you just said that there are more engineering benefits to be had in the coming quarter and perhaps quarters, it — Al, I don’t want to miss read you, but I think I heard you say that you are not seeing pricing pressure, it sounded like at all. But maybe you could clarify on that? And you’re saying that expansion should continue, you take those three factors and it suggests, gee, not only should not gross margins come down, not only should it not come down in the near term, but there is the potential for it to go up. Actually, there is good reason I believe it will go up given the three factors unless there are some offsets that I am missing out on?
<A — Albert Wood>: I think, actually the competitive environment above anything will push it down reversing the other things. So we haven’t seen a lot of pricing pressure, but I will tell you that we are in the crosshairs in a very competitive — in a lot of competitive situations, people are noticing us more and more, so we’re being competitive also and I think our product costs are — and I do believe our product cost advantages, architecturally speaking, over the competition puts us in a good position to compete and win business — even when pricing gets tough.
<Q — Paul Silverstein>: Well, Doug is there anything else because allowing for that, should that impact Q3 or — your comment is more in terms of long-term gross margins. Because it doesn’t sound like — it’d be unusual to see that type of reversal in one quarter given the other three factors.
<A — Albert Wood>: So, Paul, this is Al here. So, first of all, the plain fact of the matter is we’re still trying to figure out exactly where these margins will go, but we firmly believe that 55 to 60% is the right place and that’s what we’re modeling here. Because we are not immune to price pressures at all and with increased competition, we anticipated that that’s — it’s going to have the effect on us that it does on everybody else in the marketplace.
<Q — Paul Silverstein>: But you do not see it this quarter?
<A — Albert Wood>: No. And again, we are seeing it, but we are not necessarily losing deals because we happen to be one of the more premium pricers on the deals. But that doesn’t mean that we aren’t feeling pricing pressure. It — so there is downward pressure there and we expect that will continue unabated, that’s a natural forces in the marketplace. So, the other thing that, as I mentioned in my discussion at the outset here, we do have a strong margins for this quarter, but we also — we have just a few points and roughly it’s 2.5, 3 points worth of margin benefit in this quarter that we feel generally is a nonrecurring benefit. So, when you normalize it, you’re closer to the very high 50, low 60% margin.

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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<Q — Paul Silverstein>: All right. I’ll pass it on, but one clarification to the new Tier-1 was that in revenue or has that not started yet?
<A — Douglas Sabella>: It was in revenue.
<Q — Paul Silverstein>: It was in revenue. Great. Thank you.
<A — Albert Wood>: You’re welcome.
Operator: Our next question comes from the line of Eric Kainer with ThinkEquity. Please go ahead.
<Q — Eric Kainer>: Thank you very much. Congratulations on really a blowout quarter here, guys.
<A — Douglas Sabella>: Thanks Eric.
<Q — Eric Kainer>: Clearly, you guys are taking share. Has there been a change in your win rate?
<A — Albert Wood>: Yes. Actually, I wouldn’t define it as a change in the win rate as much as a change in the [inaudible] rate. We are seeing more opportunities presented to us. So — and once they are presented to us, we have a decent win rate. We have a very high win rate. So, we think we have a great value proposition, a pretty compelling one for service providers, whether we’re talking about our switches or gateways. And so, we find ourselves that we are in midst that under the worst case scenario, we are going to win the technology bake-off for being number two in a technology bake-off. And therefore, we are going to be in the game. So, we’re just overseeing that it’s just getting an audience with people we were unable to get an audience before.
<Q — Eric Kainer>: But let me kind of follow on with that and also kind of tie it to where Paul left off and that is really talking about Tier 1s. I mean, if I listen kind of with a jaundiced ear here, when you talk about increased competition and being invited to new opportunities that maybe previously we’re foreclose from here and we hear that you’ve got this Tier I in Western Europe that you ship for revenue in 2Q. Is it the case or maybe can you discuss what the opportunities may be or now in Tier 1? And maybe whether that’s part of the increased competition, more opportunity, and maybe because of that affecting kind of where you’re guiding the gross margins to?
<A — Albert Wood>: Sure. I will talk separately the gross margin piece of the thing for a second. We are certainly — continue to focus on our net original and right market penetration strategy following after these emerging markets. That said, we’re beginning to engage more with Tier I carriers around the world. And primarily — well not primarily, but one of the place where we’re really working is in the wireless networks where we offer some very unique capabilities. And so, we’re focused on the wireless side and on the wireline side, we’re focused on both new implementations, IMS based implementations for Class 5, where we’re doing some really interesting trials in number of players. And then, additionally we’re focused on one of the DCME replacement with Tier 1 also around the world.
<Q — Eric Kainer>: Okay. Well last quarter you told us that you were nearing 10% as far as your replacement of the DCME base, can you kind of give us an analogs statistics for where you might be now?
<A — Albert Wood>: Yes. Eric, I’m not sure, exactly if it was 10%, but I will tell you that what we’re doing is that we’re steadily and slowly replacing our DCME customers with IP products. However, it seems to come and fits in starts, so there is no real measured progress from this quarter to next. It’s just a flow steady progress is probably the best way of putting it.

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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<Q — Eric Kainer>: Okay. That’s useful. And the last question for me on is round, could you discuss the opportunities that you’re seeing, you’ve kind of alluded to it a couple of times that Class 4 versus Class 5 and maybe how things are changing perhaps towards Class 5 replacement?
<A — Albert Wood>: Sure, I would just — I would define it this way, I would put Class 5/IMS because it’s more than Class 5. I mean one of the reasons why we want ONEMAX as the announced customer in Q2, we talked about it at the earnings call — Q1 earnings call. We want because it’s more than voice, it’s about multimedia services. And it’s not about multimedia services that we deliver, it’s about enabling our service provider to actually be able to deliver third party multimedia services and manage it on their networks without our involvement. So we have a very unique architecture. That said, you’re still in the [inaudible] phase of IMS and let me know and where it’s going. So we’re doing a lot of work, we’re making a lot of progress, but I would call if you compare to what our Class 4 was probably in the 2004 timeframe, that’s probably where it is, so people are still kind of figuring it out making determinations but their RP is still slower to progress, et cetera. The Class 4 RPs are, they make a decision, they are going to make a replacement, and therefore they start the process, [inaudible] and they actually select someone and they actually begin replacing.
<Q — Eric Kainer>: Okay. Well, thank you very much. And continued good luck.
<A — Douglas Sabella>: Thanks.
<A — Albert Wood>: Thanks Eric.
Operator: Our next question is from the line of Marcus Kupferschmidt with Lehman Brothers. Please go ahead.
<Q — Marcus Kupferschmidt>: Hi. Good afternoon, guys.
<A — Albert Wood>: Hey Marcus.
<A — Douglas Sabella>: Hi Marcus.
<Q — Marcus Kupferschmidt>: I think [inaudible] gross margin, I think it’s important to clarify once more that 3% comment. So, I think, you said there was a one-time boost to the corporate gross margin of about 300 basis points because you recognize revenues and some stuff where you have you taken the costs previously?
<A — Douglas Sabella>: Yes. So Marcus thanks for bringing this out again. So, basically let’s start from the beginning. So overall we had about a 62% margin. When I look at the margin and how much of that is being driven by ordinary course of business and how much might be one-time event, I roughly quantify that as somewhere between 2 and 3%. I might just use 3% just to be conservative. And of that 3% that’s really being driven by a couple of things. One is that with our revenue recognition, we have — it’s called — basically, it’s cost recovery method of accounting, whereby if we have extended payment terms, we will take the expenses upfront, and not necessarily matching them with the revenue. That’s in accordance with SOP 97.2. So the flip side of that while expresses margins early it helps margins in later quarters. So that’s part of the 3%. The other part is we also had a one-time adjustment to our DCME royalty and together those two factors generated about a 3% one-time benefit. So, when you normalize your margin for the quarter, you’re closer to about 59% for the quarter.
<Q — Marcus Kupferschmidt>: Great. And in terms of the cost before the revenues, the first part, is that in IP or is that in DCME revenues also?
<A — Douglas Sabella>: No. That was in the IP.

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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<Q — Marcus Kupferschmidt>: Okay.
<A — Douglas Sabella>: But, again on the IP sides, we saw that on the —
<Q — Marcus Kupferschmidt>: Right.
<A — Douglas Sabella>: You saw the cost in earlier quarters now you’re seeing the benefit.
<Q — Marcus Kupferschmidt>: And maybe you can just add a little more color, this is in nature of your business, where you have the deferred cost recovery. So what made this quarter, if you will, further different from any kind of typical quarters where you had such a big block of the business?
<A — Douglas Sabella>: All right. First of all, I don’t think it was a big block of business. They are relatively small piece. And how that occurs is that sometimes we will have extended payment terms with our customers and that may cause us to have to use a cost recovery method of accounting. We try and avoid extended payment terms wherever possible with customers. It’s not always possible. And thus that might cause us to have to take the expenses — all of the expenses at the first moment, first quarter that we recognized the first dollar of revenue even though we’ve not able to recognize all of the revenue in that first quarter.
<Q — Marcus Kupferschmidt>: Thanks. And in the given quarter that 3% phenomenon could be worth 1% or something like that, you know [indiscernible]
<A — Douglas Sabella>: That is correct.
<Q — Marcus Kupferschmidt>: Okay, great. In terms of the update on the outlook, which is clearly a positive here, could you maybe give us a little insight into for the revenues, is this more about your IP business than the DCME business, which I assume is the case, but just want to clarify and make sure it’s not more the latter?
<A — Douglas Sabella>: No. It’s absolutely our IP business. You see the momentum we are gaining in IP both in terms of product revenue and then obviously the associated services side of the equation. And the DCME as, Al indicated, is just going to be choppy. You get orders for capacity requirements in certain locals etcetera. But we’re seeing — as we spoke about in the past, we’re seeing the expected decline. And I think the exciting thing is that we’re able to hit record revenues even though those declines are actually in line with what we predicted.
<Q — Marcus Kupferschmidt>: Great. And then, just to clarify in terms of the boost for the profitability outlook. Is this about extra gross profit dollars coming in with the higher revenues or are you feeling the margins look a little bit better that what you thought on the revenues or maybe tightening OpEx? Any additional color would be great.
<A — Douglas Sabella>: Well, first of all I will just tell you it’s all of the above, I mean, it’s one of those — I do, I truly believe that this discipline in terms of how we’re approaching the market is allowing us to win business. It’s also allowing us to win business that’s good margin. Our operations folks are doing a great — our engineering folks are doing a great job in lowering our product costs and, therefore, it’s driving our margin and making us more competitive. And we’re being extremely disciplined about how we spend our money or spend our shareholders’ money. And so our OpEx if you compare it year-over-year you saw it was basically $33.3 million flat year-over-year. That type of discipline — is the type of discipline we intend on carrying forward. So when we look out and look at our expenditures and look at our margins and look at the good things that are going on inside and what we’re seeing in the marketplace, we feel like it was the — we’re going to get the benefits we were kind of hoping to get in terms of our profitability.

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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<Q — Marcus Kupferschmidt>: Sure. And just to clarify the bonus accrual in the second quarter, A), is that going just in the G&A category or is it distributed? And then I guess secondly, do you expect to keep accruing that kind of a dollar level going forward or any insight into that would be helpful?
<A — Albert Wood>: Sure. So, in answer to the first part of the question, yes, it is distributed amongst all of the operating expense lines and to the extent that there is any salary expense and cost of revenues is also up there as well. Total amount was $600,000 and that is actually a segue into the second part of your question, which is how much do we expect to see it going forward? So the bonus is calculated on the basis of the lesser of 2% of the revenues, but cannot cause a loss for the company. So, basically in this case, we have 31 plus million dollars worth of revenue, 2% of those revenues go into a bonus pool for the employees, but that was capped at that. And yes, we do expect that going forward and we’re taking that into account, as we give guidance with respect to our net income.
<Q — Marcus Kupferschmidt>: The 2% of revenues going forward is what we should think about?
<A — Albert Wood>: Yes. 2% of revenues.
<Q — Marcus Kupferschmidt>: Thank you. Very helpful.
<A — Albert Wood>: Okay.
Operator: Our next question is from the line of Todd Koffman with Raymond James. Please go ahead.
<Q — Todd Koffman>: It’s Todd Koffman with Raymond James, thank you. On the new Tier-1 carrier that you cited a win in Western Europe, is that a wireless carrier or a wireline carrier?
<A — Douglas Sabella>: It is a wireless carrier.
<Q — Todd Koffman>: And has that carrier deployed competitive equipment or is this a new architectural deployment for — to IP and the first time they are going forward using it?
<A — Douglas Sabella>: No. They’ve definitely done other deployments. So we want a competitive break off.
<Q — Todd Koffman>: And can you give us some sense, you said it was not — there was some revenue I guess — it was less than 10% in the quarter. How big an opportunity that is and maybe over what timeframe that particular business could develop into or has your opportunity already been deployed?
<A — Douglas Sabella>: Well the orders — the first set of orders have been deployed, but we think it’s an opportunity that will go on for a while. We did it in one country, and we think it has a great global potential, but obviously, there is a lot of work to do on the selling side and working with the organization and building confidence in our platform and watching the deployments be successful, the initial deployments. So, we are excited about where we were. And as you’d expect, we’ve lots of work to do to keep that customer happy and keep the orders flowing.
<Q — Todd Koffman>: Very good. Just one last question unrelated, but on the revenue customer side. Your North American business actually seems to be doing quite well. It’s now I guess — and I think you said almost a third of the business, is that largely alternative smaller wireline carriers here in the US?

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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<A — Douglas Sabella>: It mostly is the smaller players. And remember is it also — we’ve traditionally kind of — although almost of our IP customers are outside the US, our early IP customers were actually North American based customers and they continue to expand, and that’s I think, a tribute to the successful nature of our deployments that we’re doing with them. And in general, I would just say that, in terms of our business, we’ve absolutely remained stronger outside of North America than inside and I think at some level many of the other — our peers in the industry that are struggling because of the North American centric nature of their business, we didn’t because we don’t have that centric model.
<Q — Todd Koffman>: So, what I was actually really getting at you sort of answered it but I just want to be clear, the North American business, it sounds like, is largely the legacy DCME?
<A — Douglas Sabella>: No, no, no, no, no. It is actually quite a lot of switch customers, more than anything else. So we’ve got a decent amount of switch customers. Companies like Primus, for instance, which are very large installations and there is numerous others, some announced and some unannounced that we’ve been very successful in deploying our platform retiring Nortel, [inaudible] with that.
<Q — Todd Koffman>: Thank you. That’s very helpful. Congratulations on a good quarter.
<A — Douglas Sabella>: Thanks.
<A — Albert Wood>: Thank you.
Operator: Our next question is from the line of George Notter with Jefferies & Company. Please go ahead.
<Q — George Notter>: Hi. Thanks very much, guys.
<A — Douglas Sabella>: Yes.
<Q — George Notter>: Question on margin structure. I think you — did you guys say earlier in the monologue that you thought operating expenses to sales would run between 45 and 55% of sales?
<A — Albert Wood>: Yeah. That’s 35 and 45.
<Q — George Notter>: 35 and 45, got it. Okay. So then, taking in your gross margin guidance into account as well, I guess, I am trying to understand what kind of long-term operating margin we should expect the company to run at, if I work the math here and figure 55 to 60% gross margins, I can still get an awfully wide range and what operating margins could look like, given your expense guidance. So anyway to pin you down a little bit more on what the margin structure should look like and over what timeframe could we expect it to get there?
<A — Albert Wood>: Sure, happy to do so, George. So, if you look at our long-term operating model, we expect the following. We expect gross margins to be running 55 to 60%. We said operating expenses as percentage of sales to be 35, 45%, and then operating income to be about 17 to 20%. So that tends to narrower down for you. And as far as timing, we had originally been expecting to not get there for another year and a half, two years. We are consciously optimistic about our progress right now, but we’d like to still keep this at a year and a half, two-year timeframe for the moment.
<A — Douglas Sabella>: And I think the — I’ll just add Al, I think the one good news is, we told you previously on previous calls and also during the whole road show process that our breakeven point was 27 to $30 million and we’ve delivered 31 million and delivered profitability as part of it. So I think we kind of validated what we told you. And commensurate with that, we’re kind of scaling the

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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operating model, so it will be able to hit those numbers in the right timeframe without starting the business at the same time.
<Q — George Notter>: Right. Got it. And then, just shifting gears, I wanted to ask you about the DCME replacement opportunity. I think in times passed, you guys have referenced bigger customers like AT&T and Verizon as having very sizable installed bases of DCME and here representing an opportunity for the customer, for the company. Where are you guys in pursuing that and any new thoughts here? Thanks.
<A — Douglas Sabella>: We just — we don’t comment on any customer specific opportunity. So I’d rather not say anything. I will just say that, we believe that we offer great value storage for our installed base DCME customers.
<Q — George Notter>: Got it. Thanks, very much.
<A — Douglas Sabella>: Thanks, George.
<A — Albert Wood>: Thanks George.
Operator: Our next question is from the line of Ted Jackson with Cantor Fitzgerald. Please go ahead.
<Q — Edward Jackson>: Thanks, very much. Congratulations on your quarter.
<A — Douglas Sabella>: Thanks, Ted.
<A — Albert Wood>: Thank you, Ted.
<Q — Edward Jackson>: I’ve got a couple of questions for you, some of my — most of them are pretty model specific, but one bigger one. The first thing is, could you tell me what depreciation was on the quarter? And then secondly, I did missed it what you said in terms of operating cash flow?
<A — Albert Wood>: Yes. So, for the quarter the depreciation was $900,000. And then I believe your second question was cash flow from operations, is that right?
<Q — Edward Jackson>: Yes, you said it on the presentation, I just missed it.
<A — Albert Wood>: No. That’s quite all right. So, we did about $1.7 million of negative cash flow from operation.
<Q — Edward Jackson>: Okay. And then you haven’t put it out in the past, but I am curious, and since we’re in a public forum, if there’s any expenses you can take the stock compensation expense for the quarter, and break it by line item from your P&L?
<A — Albert Wood>: We have not done that historically. What I have said before just to get at least some broad guidance to folks is that, well, first of all, it is relatively small number, about $600,000 for the quarter. And if you spread it proportionately between the operating expenses, you get a reasonably good approximation. Obviously, there’s a little bit also in cost of revenues. But that should give you at least a reasonable idea.
<Q — Edward Jackson>: Okay. And then on royalty, the one-time royalty adjustment for DCME, could you put a little more color behind that in terms of what happened at this situation where you’ve taken payments down on a go forward basis, but you had some adjustment for the sales for the first part of the year, what exactly was done there?

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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<A — Albert Wood>: I think it was just an analysis of when we went back and looked at some of our — we sell a number of products to any given customers. And there was a clarification of hardware DCME versus software and upon reflection we want to make clear that the software portion of what we are selling which is our own product for which there is no royalty out, was in fact no royalty out, and that was just a one-time adjustment.
<Q — Edward Jackson>: Okay. And then, my last question, just going back into the expansion versus new sales, could you perhaps give some sort of qualitative discussion on what is the typical capacity of a system? When you sell those systems, you will be kind of look across your business. And, I mean, naturally the question is just, is it about a 30% full system, is it a 20% full? And then perhaps, if you could talk also when you think about expansion, and I assume, it’s really more broadened software, what margin differential would be? Thanks.
<A — Albert Wood>: So, it’s an interesting question, and I hate to say, it depends on what part of the world you are in. We find in North America that it’s probably 75% filled right out of the gate because we’re retiring this Nortels, et cetera. So, it’s a different story. If you go to other parts of the world where there are new providers, it’s probably 20% full. And they just begin built there. And so, the interesting thing is now 72 customers as they continue to expand, we have a set of customers that are actually at maximum capacity, and therefore they have to buy ports along the way. And by the way, when they buy ports, they’re buying both software ports and gateway ports at the same time. So they’re buying both kinds usually. And I mean, it depends on the mix of any product they have, but they are usually buying both. And so, it just depends on where you are in the planet.
<Q — Edward Jackson>: Is there, I mean, I’m not asking for the numbers much, but do you actually have the ability inside your organization to track that, say kind of, how much potential capacity sales you have within your installed base? And then, if you could provide maybe some kind of stock in terms of what spread in margin is from say an initial sale related to it or a fully loaded system, maybe relative to capacity — just to capacity sale?
<A — Douglas Sabella>: So, the margin actually just — the margin piece of this in terms — of capacity added, we have obviously had much better margin because of software and but then it also — it could be gateways, but it also just be software. So you can have better market. And it’s also easier to install. All right. So, the installation costs are very low and therefore it’s a higher mark overall deal. And the other thing is, generally, you do a deal and you have a price point and so, the price point, especially, on the older deals are generally higher than the newer deals. So you have development of price also. So there is a multiple sets of benefit that we get in terms of expansions on your gross margin that you don’t get on new sales.
<Q — Edward Jackson>: Okay. Thanks very much.
<A — Douglas Sabella>: Okay.
Operator: Our next question is a follow-up question from the line of Paul Silverstein. Please go ahead.
<Q — Paul Silverstein>: So, I think some of this, you may have already answered or you won’t answer, but I’ll ask anyway. First of all, can you just clarify the customer count? Doug, what were the numbers? It was 72 for the quarter?
<A — Douglas Sabella>: 70.
<Q — Paul Silverstein>: And that compares to — in Q1 it was?
<A — Douglas Sabella>: We and here —

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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<A — Albert Wood>: 12/31.
<A — Douglas Sabella>: At 12/31, we reported 58. We didn’t actually breakout, I don’t believe in Q1 the number.
<Q — Paul Silverstein>: Can you tell us what it was in Q1?
<A — Douglas Sabella>: I don’t actually have it with me, I apologize.
<Q — Paul Silverstein>: Okay. On the — in — I’m sorry, for head count, what was the head count?
<A — Douglas Sabella>: 486.
<A — Albert Wood>: 482 I think.
<A — Douglas Sabella>: 482.
<A — Albert Wood>: Yes.
<Q — Paul Silverstein>: What was it during the first quarter?
<A — Douglas Sabella>: 483.
<Q — Paul Silverstein>: And a year ago?
<A — Douglas Sabella>: 485. Yes, so Q2 was 483, Q2 of last year was 482.
<A — Albert Wood>: And then Q1 of this quarter was 485. So we are basically balancing around the 480 mark, I mean it’s kind of slow attrition, but as you get it you replace them as necessary.
<Q — Paul Silverstein>: Got you. And in terms of seasonality, I recognize you are in the growth phase of your business. But how should we think about Q3 and Q4 in terms of your second half guidance?
<A — Albert Wood>: Well, so first of all, we’re still trying to figure out seasonality ourselves Paul. We had — we think that we are the traditional telecom model, which says that it should be, Q1 should be soft and Q2 should be a little bit stronger and build Q3 being the strongest and then Q4 starting to decline again. Because as you’ve said this at the beginning of your statement, since we are at the growth phase we tended to defy that a little bit, but we do think that Q3, if we follow the industry trend, it should be a reasonably good quarter. But we don’t know, we just don’t have the history yet.
<A — Douglas Sabella>: I think the good news is Paul is that when we talked about this in the previous call also, we walk into a quarter with a lot of our revenue already done. And Q3 certainly is no different and I would dare to say that by virtue of the fact that we’ve raised guidance, you could view us as feeling good about where we are in Q3.
<Q — Paul Silverstein>: All right. Good statement, Doug. As my next question is, can you give us some sense for what the linearity of the quarter was?
<A — Douglas Sabella>: It was — I would just — actually, let me frame it this way, Paul, because I think this is a better way of looking at it. If I look at Q1, and say how, did you — how was March, like when you went into March, you think you’re lining your deals up, your overheads stuff done et cetera, when we outlined the road shows, et cetera, we had a natural state of just normal

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Veraz Networks, Inc.	VRAZ	Q2 2007 Earnings Call	Aug. 6, 2007
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nervousness at the end of the quarter. In Q2, we’ve got a lot — even a lot better. We had a lot — even a lot more visibility than we had in Q1. All right. And the level in Q3, are clearly better than Q2.
<Q — Paul Silverstein>: But Doug, I recognize that we have limited data points in terms of your history but when you come, when you get throughout a quarter, are you entering the third month typically with an excess of 50% to be done?
<A — Douglas Sabella>: Less.
<Q — Paul Silverstein>: It’s meaningfully less?
<A — Douglas Sabella>: Less. Well, I’d just say less.
<Q — Paul Silverstein>: Okay. And final question, going back to the Tier 1 customer, I know there is always so much I am sure you’re willing to say about this, but in terms of who you beat out for that business and who the incumbent was, can you give us any insight?
<A — Douglas Sabella>: I’d rather not, just because it’s —
<Q — Paul Silverstein>: Understood.
<A — Douglas Sabella>: — it’s a separate story.
<Q — Paul Silverstein>: Okay. Understood. Thanks guys.
<A — Douglas Sabella>: Thank you, Paul.
Operator: Management, we have no further questions. Please continue.
Cynthia Hiponia, Director, The Blueshirt Group
Thank you, everyone for joining us on today’s earnings call. And we look forward to updating you after our third quarter.
Operator: Ladies and gentlemen, this concludes today’s conference call. Thank you for your participation. You may now disconnect.
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